Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GeoEye, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-128638 and No. 333-137507) and on Form S-8 (No. 333-142758 and No. 333-156515) of GeoEye, Inc. of our reports dated April 1, 2009, with respect to the consolidated balance sheet of GeoEye, Inc. as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of GeoEye, Inc.

Our report dated April 1, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that GeoEye, Inc. did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management’s failure to design and maintain controls over the period-end financial reporting close process, and ineffective controls over the accuracy and valuation of the provision for income taxes.

/s/  KPMG LLP

McLean, Virginia
April 1, 2009